UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 5, 2007 Date of Report (Date of earliest event reported)

HESKA CORPORATION (Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue Loveland, Colorado 80538 (Address of principal executive offices, including zip code)

(970) 493-7272 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)

1. On March 5, 2007, at a regularly scheduled meeting, the Compensation Committee of the Board of Directors of Heska Corporation (the “Company”), approved the following cash bonus payouts under the Company’s previously disclosed 2006 Management Incentive Plan to the Company’s Chief Executive Officer and other named executive officers:

Name	Title	2006 Bonus Payout
Robert B. Grieve, Ph.D.	Chairman and Chief Executive Officer	$251,378
Jason A. Napolitano	Executive Vice President and Chief Financial Officer	$114, 300
Carol Talkington Verser, Ph.D.*	Former Executive Vice President, Intellectual Property and Business Development	$102,173
Joseph H. Ritter, D.V.M.	Executive Vice President, Global Business Operations	$98,045
Michael A. Bent	Vice President, Principal Accounting Officer and Controller	$81,016

* Dr. Verser voluntarily terminated her employment with the Company as of December 31, 2006.

2. On March 6, 2007, at a regularly scheduled meeting of the Board of Directors (the “Board) of the Company, the Board ratified and approved an amended and restated Director Compensation Policy for non-employee directors upon the recommendation of the Corporate Governance Committee. A copy of the revised policy is filed as Exhibit 10.1 to this report.

3. On March 6, 2007, at a regularly scheduled meeting of the Board, the Board approved an amendment to the 1997 Stock Incentive Plan (the “Plan”) to amend Section 3.2 of the plan which provided for an annual increase in shares available under the plan on January 1 of each year, also known as an evergreen provision, such that the last evergreen increase was on January 1, 2007 and no further annual increases would be permitted. The plan was also amended to remove Article 7 with respect to equity grants to our outside directors as such provisions are now included in the Director Compensation Policy. The amended Plan is filed as Exhibit 10.2 to this report.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.
The following exhibits are filed with this report on Form 8-K:
10.1	Director Compensation Policy effective January 1, 2007.
10.2	1997 Stock Incentive Plan, as amended and restated.
.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION

a Delaware corporation

By:  /s/ Jason A. Napolitano

Jason A. Napolitano

Executive Vice President and Chief Financial Officer

Dated: March 9, 2007